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                                                                       EXHIBIT 2


                          AGREEMENT AND PLAN OF MERGER


          THIS AGREEMENT AND PLAN OF MERGER ("Merger Agreement") dated as of May 1, 2001, is entered into by and between SIZELER PROPERTY INVESTORS, INC., a Maryland corporation ("Sizeler Maryland"), and SIZELER PROPERTY INVESTORS, INC., a Delaware corporation ("Sizeler Delaware").

          A. Sizeler Maryland was formed as a wholly-owned subsidiary of Sizeler Delaware in connection with a proposal for the reorganization of Sizeler Delaware approved by the board of directors of Sizeler Delaware.

          B. The reorganization of Sizeler Delaware is to be effected by merging Sizeler Delaware with and into Sizeler Maryland and causing the stockholders of Sizeler Delaware to become the stockholders of Sizeler Maryland, with each outstanding share of common stock of Sizeler Delaware being deemed at the effective time of the merger to be one share of common stock of Sizeler Maryland.

          C. The Maryland General Corporation Law (the "Maryland Code") and the Delaware General Corporation Law (the "Delaware Code") permit the reorganization of Sizeler Delaware into Sizeler Maryland provided that Sizeler Delaware and Sizeler Maryland each adopts a plan of merger which sets forth the terms and conditions of the proposed merger, the mode of carrying the merger into effect, the manner and basis of converting the shares of each corporation into shares or other securities or obligations of the surviving corporation and other applicable provisions.

          D. The boards of directors of Sizeler Delaware and Sizeler Maryland have determined that it is advisable and in the best interests of the stockholders that Sizeler Delaware merge with and into Sizeler Maryland upon the terms and subject to the conditions of this Merger Agreement for the purpose of effecting the reincorporation of Sizeler Delaware in the State of Maryland, and have approved this Merger Agreement.

          E. The parties intend by this Merger Agreement to effect a "reorganization" under Section 368 of the Internal Revenue Code of 1986, as amended.

          In consideration of the premises and the agreements set forth herein, the receipt and sufficiency of which are hereby acknowledged, Sizeler Maryland and Sizeler Delaware hereby agree as follows:

          1. MERGER. Sizeler Delaware shall merge with and into its wholly-owned subsidiary, Sizeler Maryland and Sizeler Maryland shall be the surviving
corporation (the "Merger").   Sizeler Maryland is hereinafter sometimes referred
to as the "Surviving
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Corporation". Provided the conditions set forth in paragraph 7 have been met, the Merger shall become effective as of the date of the later to occur of the filing of a Certificate of Merger with the Secretary of State of Delaware in accordance with the Delaware Code and the date of filing Articles of Merger with the State of Maryland Department of Assessments and Taxation in accordance with the Maryland Code.

          2. MANNER AND BASIS OF CONVERTING SHARES. Sizeler Maryland has authority to issue 70,000,000 shares of capital stock, initially classified as 53,960,000 shares of common stock, par value of $.0001 per share, 40,000 shares of Series A preferred stock, par value $.0001 per share, and 16,000,000 shares of excess stock, par value $.0001 per share. Sizeler Maryland has 100 shares of common stock issued and outstanding, all of which are owned by Sizeler Delaware. Sizeler Maryland does not have any preferred stock issued and outstanding. Sizeler Delaware has authority to issue 30,000,000 shares of common stock, par value $.01 per share, of which 8,142,079 shares were issued and outstanding as of March 22, 2001, and 6,000,000 shares of preferred stock, par value $.01 per share, of which 40,000 shares have been designated as Series A Preferred Stock, none of which are outstanding. Upon the Merger becoming effective, (a) each outstanding share of common stock of Sizeler Delaware shall immediately be deemed to be one share of common stock of Sizeler Maryland without an exchange of certificates or any action on the part of the stockholders thereof and (b) the 100 shares of common stock of Sizeler Maryland owned by Sizeler Delaware, that shall then be owned by Sizeler Maryland by virtue of the Merger, shall be retired and resume the status of authorized and unissued shares and any capital represented by such shares shall be eliminated.

          3. ARTICLES OF INCORPORATION AND BYLAWS. The Articles of Incorporation and Bylaws of Sizeler Maryland in effect on the effective date of the Merger shall be the Articles of Incorporation and Bylaws of Sizeler Maryland as the Surviving Corporation until further amended in accordance with the Maryland Code.

          4. OFFICERS AND DIRECTORS. The persons who are executive officers of Sizeler Maryland immediately prior to the effective time of the Merger shall be the executive officers of the Surviving Corporation thereafter, without change, until their successors have been elected and qualified. The directors of Sizeler Maryland at the effective time of the Merger shall be the directors of the Surviving Corporation, in accordance with the Articles of Incorporation of Sizeler Maryland until their successors have been elected and qualified.

          5. SUCCESSION. Upon the Merger becoming effective, Sizeler Delaware shall merge with and into Sizeler Maryland, the Surviving Corporation, and Sizeler Delaware shall cease to exist. The Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and shall be subject to all the restrictions, disabilities and duties of Sizeler Delaware; and all the rights, privileges, powers and franchises of Sizeler Delaware, and all property, real, personal and mixed, and all debts due to Sizeler Delaware on whatever account, as well as for stock subscriptions and all other things in action, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and

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franchises, and all and every other interest shall be thereafter the property of the Surviving Corporation as they were of Sizeler Delaware, and the title to any real estate vested by deed or otherwise shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of Sizeler Delaware shall be preserved unimpaired, and all debts, liabilities and duties of Sizeler Delaware shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it. The employees and agents of Sizeler Delaware shall become the employees and agents of the Surviving Corporation and shall be entitled to the same rights and benefits which they enjoyed as employees and agents of Sizeler Delaware.

          6. FURTHER ASSURANCES. Each of Sizeler Maryland and Sizeler Delaware shall execute or cause to be executed all documents and shall take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under the laws of the states of Delaware and Maryland to consummate and effect the Merger and further the purpose of this Merger Agreement.

          7.   CONDITIONS.    Consummation of the Merger and related
transactions is subject to satisfaction of the following conditions prior to the effective time of the merger:

          (a) The Merger shall have been approved by the requisite vote of stockholders of Sizeler Delaware and Sizeler Maryland, and all necessary action shall have taken place to authorize the execution, delivery and performance of this Merger Agreement by Sizeler Delaware and Sizeler Maryland.

          (b) All regulatory approvals necessary in connection with the consummation of the Merger and the transactions contemplated thereby shall have been obtained.

          (c) No suit, action, proceeding or other litigation shall have been commenced or threatened to be commenced which, in the opinion of Sizeler Delaware or Sizeler Maryland would pose a material restriction on or impair consummation of the Merger, performance of this Merger Agreement or the conduct of the business of Sizeler Maryland after the effective time, or create a risk of subjecting Sizeler Delaware or Sizeler Maryland, or their respective stockholders, officers, or directors, to material damages, costs, liability or other relief in connection with the Merger or this Merger Agreement.

          8. TERMINATION; AMENDMENT. This Merger Agreement may be terminated and the Merger abandoned or deferred by either Sizeler Maryland or Sizeler Delaware by appropriate resolution of the board of directors of either Sizeler Maryland or Sizeler Delaware at any time prior to the merger becoming effective notwithstanding approval of this Merger Agreement by the stockholders of Sizeler Delaware or Sizeler Maryland, or both, if circumstances arise which, in the opinion of the board of directors of Sizeler Delaware or Sizeler Maryland make the Merger inadvisable or such deferral of the time of consummation of the Merger advisable. Subject to applicable law and subject to the rights of the stockholders to

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approve any amendment that would have a material adverse effect on the stockholders, this Merger Agreement may be amended, modified or supplemented by written agreement of the parties hereto at any time prior to the effective time of the Merger with respect to any of the terms contained herein.

          IN WITNESS WHEREOF this Agreement and Plan of Merger has been executed and attested to by the persons indicated below as of May 1, 2001.



                              SIZELER PROPERTY INVESTORS, INC.,
                              a Maryland Corporation
ATTEST:

                              By: /s/ Thomas A. Masilla, Jr.
                                  --------------------------------------
/s/ James W. Brodie               Thomas A. Masilla, Jr., President
---------------------------
James W. Brodie, Secretary


                              SIZELER PROPERTY INVESTORS, INC.
                              a Delaware Corporation
ATTEST:

                              By: /s/ Thomas A. Masilla, Jr.
                                  ---------------------------------------
/s/ James W. Brodie               Thomas A. Masilla, Jr., President
----------------------------
James W. Brodie, Secretary

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